Exhibit 2.1 Articles

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

DUBUC MOTORS INC.

Dubuc Motors Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the Corporation is Dubuc Motors Inc. The Corporation was originally incorporated under the name Dubuc Super Light Car Corp. on filing a Certificate of Incorporation with the Secretary of State of the State of Delaware on January 13, 2016. The Corporation filed a Certificate of Amendment of Certificate of Incorporation to change the name of the Corporation on January 21, 2016. The Corporation subsequently filed an Amended and Restated Certificate of Incorporation to alter the share capital of the Corporation on May 13, 2016.

B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware ("DGCL"), this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation. The Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of Dubuc Motors Inc. and by written consent of the holder of all the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the DGCL.

C. This Amended and Restated Certificate of Incorporation of the Corporation shall read in its entirety as follows:

  FIRST: Name. The name of the Corporation is:

  DUBUC MOTORS INC.

  SECOND: Registered Office. The address· of the Corporation's registered office In the State of Delaware is: 2915 Ogletown Road, in the City of Newark, County of New Castle, 19713. The name of its registered agent at such address is: CorpoMax Inc.

  THIRD: Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

  FOURTH: Stock.

  Section 1. Authorized Stock.The Corporation shall have the authority to issue ninety-five million (95,000,000) shares of capital stock, consisting of thirty million (30,000,000) shares of Class A common stock with a par value of $0.000001 per share (the "Class A Common Stock"), sixty-four million (64,000,000) shares of Class B common stock with a par value of $0.000001 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), and one million (1,000,000) shares of preferred stock with a par value of $0.000001 per share (the "Preferred Stock"). The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares of Class B Common Stock or Class A Common Stock then outstanding) by such affirmative vote as may be required at that time by the DGCL.

  Section 2. Common Stock.

  (a)    Ranking. The preferences, limitations and rights of the Class A Common Stock and Class B Common Stock, and the qualifications and restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Certificate of Incorporation.

  (b)    Voting—General. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Except as otherwise required by law or this Certificate of Incorporation:

  (i)             each share of Class A Common Stock outstanding on such record date shall be entitled to two (2) votes and each share of Class B Common Stock outstanding on any record date shall be entitled to one vote in respect of any actions of shareholders for which such record date was fixed; provided, however, that each share of Common Stock shall have one vote only for purposes of approving any of the following matters:

  (A)    the consummation of any merger or consolidation of the Corporation, or the issuance, sale, transfer or assignment of securities of the Corporation that would, following such issuance, sale, transfer or assignment, represent a majority of the voting power of the Corporation's then-outstanding Common Stock to any person, in a single transaction or series of related transactions;

  (B)    the sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation or any of its subsidiaries, directly or indirectly, in one or more transactions, to any person; or

  (C)    the voluntary liquidation, dissolution or winding up of the Corporation;

  (ii)               the Class A Common Stock and the Class B Common Stock shall vote together as a single class;

  (iii)             the vote required to constitute approval of any corporate action shall be a majority of all votes cast on the matter by the holders of outstanding shares of Common Stock at a meeting at which a quorum exists; and

  (iv)              holders of Common Stock shall be entitled to cast votes in person or by proxy in the manner and to the extent permitted under the Bylaws of the Corporation (the "Bylaws").

  (c)    Amendments. So long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, (i) amend, alter or repeal any provision of this Section so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Class A Common Stock as compared to those of the Class B Common Stock; or (ii) take any other action upon which class voting is required by law. So long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class B Common Stock, (i) amend, alter or repeal any provision of this Section so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Class B Common Stock as compared to those of the Class A Common Stock; or (ii) take any other action upon which class voting is required by law.

  (d)    Dividends; Changes in Common Stock. No dividend or distribution may be declared or paid on any share of Class A Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class B Common Stock, nor shall any dividend or distribution declared or paid on any share of Class B Common Stock

  (e)    unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class A Common Stock, in each case without preference or priority of any kind; provided, however, that if dividends are declared that are payable in shares of Class A Common Stock or in Class B Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class A Common Stock or Class B Common Stock, dividends shall be declared that are payable at the same rate on both classes of Common Stock and the dividends payable in shares of Class A Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class B Common Stock shall be payable to holders of Class A Common Stock and the dividends payable in shares of Class B Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class B Common Stock shall be payable to holders of Class B Common Stock.

  If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, the outstanding shares of the Class B Common Stock shall be proportionately subdivided or combined, as the case may be. Similarly, if the Corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock, the outstanding shares of Class A Common Stock shall be proportionately subdivided or combined, as the case may be.

  (f)     Liquidation. Subject to the rights of the holders of Preferred Stock, shares of Class A Common Stock shall rank pari passu with shares of Class B Common Stock as to distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the Corporation, as such terms are used in this paragraph (e), shall not be deemed to be occasioned by or to include any voluntary consolidation or merger of the Corporation with or into any other corporation or other entity or corporations or other entities or a sale, lease or conveyance of all or a part of its assets.

  (g)    Reorganization or Merger. Subject to the rights of the holders of Preferred Stock, in case of any reorganization, share exchange or merger of the Corporation with another corporation in which shares of Class A Common Stock or Class B Common Stock are converted into (or entitled to receive with respect thereto) shares of stock and/or other securities or property (including cash), each holder of a share of Class A Common Stock and each holder of a share of Class B Common Stock shall be entitled to receive with respect to each such share the same kind and amount of shares of stock and other securities and property (including cash). In the event that the holders of shares of Class A Common Stock or of shares of Class B Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of shares of Class A Common Stock and holders of shares of Class B Common Stock are granted substantially identical election rights, as the case may be.

  (h)    Conversion of Class A Common Stock.

  (i)             Each record holder of shares of Class A Common Stock may convert any or all of such shares into an equal number of shares of Class B Common Stock by surrendering the certificates, if any, for such shares, accompanied by any payment required for documentary, stamp or similar issue or transfer taxes and by a written notice by such record holder to the Corporation stating that such record holder desires to convert such shares of Class A Common Stock into the same number of shares of Class B Common Stock (including, but not limited to, for the purpose of the sale or other disposition of such shares of Class B Common Stock), and requesting that the Corporation issue all of such shares of Class B Common Stock to persons named in such notice. Such notice shall set forth the number of shares of Class B Common Stock to be issued to each such person and the denominations in which the certificates, if any, therefor are to be issued. To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at the close of business on the date of such surrender.

  (ii)            Each share of Class A Common Stock shall automatically be converted into one share of Class B Common Stock upon the transfer of such share if, after such transfer, such share is not beneficially owned by the original Class A Common shareholder.

  (iii)           Each outstanding share of Class A Common Stock shall automatically be converted into one share of Class B Common Stock if such action is approved by the affirmative vote of the holders of not less than a majority of the voting power of the then-outstanding shares of Class A Common Stock.

  (iv)          The Corporation shall provide notice of (A) any automatic conversion of outstanding shares of Class A Common Stock to holders of record of such shares of Common Stock pursuant to Section 2(g)(ii) above as soon as practicable following such conversion; and (B) any automatic conversion of all outstanding shares of Class A Common Stock pursuant to Section 2(g)(iii) above to all holders of record of Common Stock as soon as practicable following such conversion; provided, however, that the Corporation may satisfy such notice requirements by providing such notice prior to such conversion. Such notice shall be provided by any means then permitted by the DGCL; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the automatic conversion of any shares of Class A Common Stock. Each such notice shall, as appropriate, (A) state the automatic conversion date; (B) identify the outstanding shares of Class A Common Stock that are automatically converted; and (C) the place or places where certificates if any, for such shares may be surrendered in exchange for certificates, if any, representing Class B Common Stock, or the method by which book-entry interest in the Class B Common Stock may be obtained in exchange for such certificates in respect of shares of Class A Common Stock.

  (v)           Immediately upon conversion of any shares of Class A Common Stock into shares of Class B Common Stock pursuant to the provisions of this Article, the rights of the holders of shares of Class A Common Stock as such shall cease and such holders shall be treated for all purposes as having become the record owners of the shares of Class B Common Stock issuable upon such conversion; provided, that such persons shall be entitled to receive when paid any dividends declared on the Class A Common Stock as of a record date preceding the time of such conversion and unpaid as of the time of such conversion subject to the following sentence. Upon any conversion of shares of Class A Common Stock into shares of Class B Common Stock pursuant to the provisions of this Article, any dividend for which the record date or payment date shall be subsequent to such conversion which may have been declared on the shares of Class A Common Stock so converted shall be deemed to have been declared, and shall be payable, with respect to the shares of Class B Common Stock into or for which such shares of Class A Common Stock shall have been so converted, and any such dividend that shall have been declared on such shares payable in shares of Class A Common Stock shall be deemed to have been declared, and shall be payable, in shares of Class B Common Stock.

  (vi)          Holders of shares of Class A Common Stock may (A) sell or otherwise dispose of or transfer any or all of such shares held by them, respectively, only in connection with a transfer that meets the qualifications of Section 2(g)(vii) below, and under no other circumstances; or (B) convert any or all of such shares into shares of Class B Common Stock (including, but not limited to, for the purpose of the sale or other disposition of such shares of Class B Common Stock to any person as provided in Section 2(g)(i) above). No one other than persons in whose names shares of Class A Common Stock become registered on the original stock ledger of the Corporation, or transferees or successive transferees who receive shares of Class A Common Stock in connection with a transfer meeting the qualifications set forth in Section 2(g)(vii) below, shall have the status of an owner or holder of shares of Class A Common Stock or be recognized as such by the Corporation or be otherwise entitled to enjoy for his or her own benefit the special rights and powers of a holder of shares of Class A Common Stock. Holders of shares of Class A Common Stock may at any and all times transfer to any person the shares of Class B Common Stock issuable upon conversion of such shares of Class A Common Stock (subject to any restrictions at such time on transfers of shares of Class B Common Stock).

  (vii)          Shares of Class A Common Stock shall be transferred on the books of the Corporation upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary or any Assistant Secretary of the Corporation) of proper transfer documents, accompanied by a certificate stating either (A) that such transfer is to one of the existing Class A Common Stock shareholders.

  (viii)       Every certificate of shares of Class A Common Stock, if any, shall bear a legend on its face reading as follows:

          "THE SHARES OF CLASS A COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED TO ANY PERSON IN CONNECTION WITH A TRANSFER THAT DOES NOT MEET THE QUALIFICATIONS SET FORTH IN ARTICLE IV(2)(g)(vii) OF THE CERTIFICATE OF INCORPORATION OF THIS CORPORATION AND NO PERSON WHO RECEIVES SUCH SHARES IN CONNECTION WITH A TRANSFER THAT DOES NOT MEET THE QUALIFICATIONS PRESCRIBED IN SUCH ARTICLE IS ENTITLED TO OWN OR TO BE REGISTERED AS THE RECORD HOLDER OF SUCH SHARES OF CLASS A COMMON STOCK, BUT THE RECORD HOLDER OF THIS CERTIFICATE MAY AT SUCH TIME AND IN THE MANNER SET FORTH IN ARTICLE IV(2)(g) OF THE CERTIFICATE OF INCORPORATION OF THIS CORPORATION CONVERT SUCH SHARES OF CLASS A COMMON STOCK IN TO THE SAME NUMBER OF SHARES OF CLASS B COMMON STOCK FOR PURPOSES OF EFFECTING THE SALE OR OTHER DISPOSITION OF SUCH SHARES OF CLASS B COMMON STOCK TO ANY PERSON. EACH HOLDER OF THIS CERTIFICATE, BY ACCEPTING THE SAME, ACCEPTS AND AGREES TO ALL OF THE FOREGOING."

  (ix)           The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, such number of shares of Class B Common Stock as would become issuable upon the conversion of all shares of Class A Common Stock then outstanding.

  Section 3. Preferred Stock. The Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors of the Corporation (the "Board of Directors") is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more classes or series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations and restrictions thereof prior to its issuance. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, as shall be authorized by the Board of Directors and stated in the applicable Preferred Stock Designation.

  The Common Stock shall be subject to the express terms of any series of Preferred Stock. Except as required by a Preferred Stock Designation or applicable law, holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of shareholders.

  FIFTH: Existence. The Corporation is to have perpetual existence.

  SIXTH: Board of Directors.

  Section 1.  Number.  The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not fewer than two (2) nor more than eight (8) directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

  Section 2. Election of Directors.

  (a)    No Written Ballot. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

  (b)   No Cumulative Votes. No stockholder shall be permitted to cumulate votes at any election of directors.

  (c)    Preferred Shareholders Rights. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the number of such directors and the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of Article VI of this Amended and Restated Certificate of Incorporation and any resolution or resolutions adopted by the Board of Directors pursuant thereto, and such directors shall not be divided into classes unless expressly so provided therein.

  Section 2. Vacancies. Any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification, removal of any director or from any other cause shall be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

  Section 3. Removal. Any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of not less than 662/3% of the voting power of the outstanding Common Stock.

  Section 4. Management of Business of Corporation. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

  Section 5. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation in accordance with the Bylaws. No Bylaw hereafter legally amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been amended, altered or repealed.

  Section 6. Committees. Pursuant to the Bylaws, the Board of Directors may establish one or more committees to which may be delegated any of or all of the powers and duties of the Board of Directors to the full extent permitted by laws.

  Section 7. Actions Against Board of Directors, Officers, or Employees. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 6, Section 7.

  SEVENTH: Limited Liability and Indemnification of Directors.

  Section 1. Elimination of Certain Liability of Directors. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

  Section 2. Indemnification and Insurance.

  (a)          Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, liens, amounts paid or to be paid in settlement and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as such in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an

  (b)          undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified under this Section or otherwise (an "undertaking"); and provided further that such advancement of expenses incurred by any person other than a director or officer shall be made only upon the delivery of an undertaking to the foregoing effect and may be subject to such other conditions as the Board may deem advisable.

  (c)          Non-Exclusivity of Rights; Accrued Rights. The right to indemnification and the advancement of expenses conferred in this Section shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, Bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Such rights shall be contract rights, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.

  (d)          Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

  (e)          Other Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee not within the provisions of paragraph (a) of this Section or to any agent of the Corporation, subject to such conditions as the Board of Directors may deem advisable.

  (f)           Savings Clause.    If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification hereunder as to all expense, liability, and loss (including attorney's fees, judgments, fines, ERISA excise taxes, penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VII to the fullest extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

  EIGHTH: Consideration of Other Constituencies. In addition to any other considerations which they may lawfully take into account in determining whether to take or to refrain from taking action on any matter and in discharging their duties under applicable law and this Amended and Restated Certificate of Incorporation, the Board of Directors, its committees and each director may take into account the interests of customers, distributors, suppliers, creditors, current and retired employees and other constituencies of the Corporation and its subsidiaries and the effect upon the communities in which the Corporation and its subsidiaries do business; provided, however, that this Article shall be deemed solely to grant discretionary authority only and shall not be deemed to provide to any constituency a right to be considered.

  NINETH: Locations of Meetings, and Books and Records. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

  TENTH: Section 203 of the DGCL. The Corporation expressly elects to be governed by Section 203 of the DGCL.

  ELEVENTH: Amendment. The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that,  notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article 10, Article 5, Article 6, Article 7 or Article 8.

  TWELTH: Severability. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, members of the Board of Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

  IN WITNESS WHEREOF  , the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the undersigned, a duly authorized officer of the Corporation, on October 26, 2016.

By:	/s/ Mihalis Kakogiannakis
Authorized Officer
Title:	Chief Operating Officer & Director

Name:	MIHALIS KAKOGIANNAKIS
Print or Type